Exhibit 99.1

Atlas Energy Solutions Announces Fourth Quarter and Year End 2024 Results;

Completes Previously Announced Acquisition of Moser Energy Systems

Austin, TX – February 24, 2025 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2024.

Year End 2024 Financial Highlights and Operational Updates

•
Total sales of $1.1 billion
•
Net income of $59.9 million (6% Net Income Margin)
•
Adjusted EBITDA of $288.9 million (27% Adjusted EBITDA Margin) (1)
•
Net cash provided by operating activities of $256.5 million
•
Adjusted Free Cash Flow of $251.3 million (24% Adjusted Free Cash Flow Margin) (1)
•
Increased quarterly dividend to $0.25 per share, payable February 28, 2025
•
Completed previously announced acquisition of Moser Energy Systems

Financial Summary

.	Year Ended
	December 31, 2024	December 31, 2023	December 31, 2022
	(in thousands, except percentages)
Sales	$1,055,957	$613,960	$482,724
Net income	$59,944	$226,493	$217,006
Net Income Margin	6%	37%	45%
Adjusted EBITDA	$288,902	$329,655	$264,026
Adjusted EBITDA Margin	27%	54%	55%
Net cash provided by operating activities	$256,460	$299,027	$206,012
Adjusted Free Cash Flow	$251,340	$291,131	$228,553
Adjusted Free Cash Flow Margin	24%	47%	47%

(1) Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

John Turner, President & Chief Executive Officer, commented, “The acquisition of Moser Energy Systems is a platform investment that provides Atlas with exposure to the production-end of the oil and gas value chain, along with new distributed power end-markets. The acquisition strengthens Atlas's market position as a leading provider of energy solutions and we expect the acquisition to help mitigate the volatility of future cash flows. This acquisition, coupled with our January equity offering, provides the company with a compelling runway for future growth. We expect 2025 to be a year of operational excellence as we continue to ramp up Dune Express operations, execute upon our leading last-mile and logistics platform, and look to enhance our new distributed power solutions offerings."

Year End 2024 Financial Results

Total sales for the year ended December 31, 2024 increased $442.0 million, or 72.0% when compared to the year ended December 31, 2023, to $1.1 billion. Product sales increased $47.3 million, or 10.1% when compared to the prior year, to $515.4 million. Service sales increased by $394.7 million, or 270.7% when compared to the prior year, to $540.5 million.

Cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) for the year ended December 31, 2024 increased by $464.8 million, or 178.5% when compared to the prior year, to $725.2 million. The increase in our cost of sales was primarily driven by an increase in product and service sales associated with the addition of the Hi-Crush operations acquired in March 2024, higher costs incurred in the second and third quarters of 2024 due to fire-related temporary loadout operations at one of our Kermit facilities, our operational improvement initiatives, and delays in dredge commissioning.

Selling, general and administrative expenses (“SG&A”) for the year ended December 31, 2024 increased by $57.6 million, or 118.5% when compared to the prior year, to $106.2 million. Included within our SG&A is $22.4 million in stock-based compensation and $19.2 million in other acquisition related costs.

Net income for the year ended December 31, 2024 was $59.9 million, and Adjusted EBITDA for the year ended December 31, 2024 was $288.9 million.

Fourth Quarter 2024 Financial Results

Fourth quarter 2024 total sales decreased $33.1 million, or 10.9% sequentially, to $271.3 million. Product sales decreased $16.9 million, or 11.6%, sequentially, to $128.4 million. Fourth quarter sales volumes decreased to 5.1 million tons or by 15%, coupled with lower average pricing recognized during the period. Service sales decreased by $16.2 million, or 10.2%, sequentially, to $142.9 million.

Fourth quarter 2024 cost of sales decreased by $34.3 million, or 15.2%, sequentially, to $191.0 million, which consists of product costs of sales, inclusive of royalties, of $66.7 million and services cost of sales of $124.3 million. SG&A for the fourth quarter of 2024 increased $0.05 million, or 0.2%, sequentially, to $25.5 million. Net Income for the fourth quarter of 2024 was $14.4 million, representing an increase of $10.5 million, or 269.2%, sequentially. Adjusted EBITDA for the fourth quarter of 2024 was $63.2 million, representing a decrease of $7.9 million, or 11.1%, sequentially.

Liquidity, Capital Expenditures and Other

As of December 31, 2024, the Company’s total liquidity was $206.5 million, which was comprised of $71.7 million in cash and cash equivalents, $54.8 million of availability under the Company’s ABL Facility, and $80.0 million of availability under the Company's Delayed Draw Term Loan Facility. The Company had $70.0 million of borrowings outstanding under the ABL Facility and $0.2 million of outstanding undrawn letters of credit.

Net cash used in investing activities was $512.7 million for the year ended December 31, 2024, driven largely by costs associated with the construction of the Dune Express, the acquisition of Hi-Crush, and additional OnCore deployments.

As of December 31, 2024, the Company had 110,217,322 shares of its commons stock, par value $0.01 per share ("common stock"), outstanding.

Subsequent Events

Acquisition of Moser Energy Systems

On February 24, 2025, Atlas acquired Moser Acquisition, Inc. and its wholly-owned subsidiary Moser Engine Service, Inc. (d/b/a Moser Energy Systems) ("Moser"), a leading provider of distributed power solutions, in a transaction valued at $220.0 million (the “Moser Acquisition”). The transaction consideration included $180.0 million of cash and approximately 1.7 million shares (the “Stock Consideration”) of common stock, valued at $40.0 million based on the 20-day trailing volume-weighted average price ending at the close of trading on Friday, January 24, 2025. The Stock Consideration is subject to revision for customary post-closing adjustments. For 90 days following the closing, all or any portion of the Stock Consideration is subject to redemption at the option of Atlas, with any such redemption to be paid in cash. For more information regarding the transaction, please refer to the Company’s website at https://ir.atlas.energy/ for the acquisition press release and related presentation.

Underwritten Public Offering of Common Stock

On February 3, 2025, the Company completed an underwritten public offering (the “Offering”) of an aggregate of 11,500,000 shares of its common stock at a public offering price of $23.00 per share, for total gross proceeds of $264.5 million and net proceeds of approximately $254.1 million, after deducting underwriting discounts and commissions. The Company granted the underwriters a 30-day option to purchase up to 1,725,000 additional shares of its common stock.

The Company used $171.3 million of the net proceeds it received from the Offering to repay indebtedness, including a portion of its secured PIK toggle seller note and outstanding borrowings under its ABL facility. The remainder of the net proceeds may be used to fund the redemption of the Stock Consideration, if exercised by the Company, subject to market conditions, and for general corporate purposes, including power-related growth capital expenditures following completion of the Moser Acquisition.

2025 Term Loan Credit Facility

On February 21, 2025, the Company entered into a credit agreement (the “2025 Term Loan Credit Agreement”) with Stonebriar Commercial Finance LLC (“Stonebriar”), as administrative agent and initial lender, pursuant to which Stonebriar extended Atlas LLC a term loan credit facility comprised of a $540.0 million single advance term loan that was made on February 21, 2025 (the “2025 Term Loan Credit Facility”). The Company used the proceeds from the 2025 Term Loan Credit Facility (i) to refinance the existing 2023 Term Loan Credit Facility and the ADDT Loan, (ii) to finance the cash consideration for the Moser Acquisition, and (iii) for general corporate purposes.

Quarterly Cash Dividend

On February 11, 2025, the Board of Directors (the “Board") declared a dividend to common stockholders of $0.25 per share, or approximately $30.4 million in the aggregate to shareholders. The dividend will be payable on February 28, 2025 to shareholders of record at the close of business on February 21, 2025.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on Tuesday, February 25, 2025 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will also post an updated investor presentation titled “Investor Presentation February 2025”, in addition to a "Year-End 2024 Capital Projects Update" video, at https://ir.atlas.energy/ in the "Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Atlas Energy Solutions Inc. (NYSE: AESI) is a leading solutions provider to the energy industry. Atlas’ portfolio of offerings includes oilfield logistics, distributed power systems, and the largest proppant supply network in the Permian Basin. With a focus on leveraging technology, automation, and remote operations to enhance efficiencies, Atlas is centered around a core mission of improving human beings’ access to hydrocarbons that power our lives and, by doing so, maximizing value creation for our shareholders.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the anticipated financial performance of Atlas following the Moser Acquisition; expected accretion to Adjusted EBITDA; expectations regarding the leverage and dividend profile of Atlas following the Moser Acquisition; the expected synergies and efficiencies to be achieved as a result of the Moser Acquisition; expansion and growth of Atlas’s business; future investments in our new distributed power platform; our business strategy, industry, future operations and profitability; expected capital expenditures and the impact of such expenditures on our performance; statements about our financial position, production, revenues and losses; our capital programs; management changes; current and potential future long-term contracts; and our future business and financial performance. Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: uncertainties as to whether the transaction will achieve its anticipated benefits and projected synergies within the expected time period or at all; Atlas’s ability to integrate Moser’s operations in a successful manner and in the expected time period; risks that the anticipated tax treatment of the Moser Acquisition is not obtained; unforeseen or unknown liabilities; potential litigation relating to the Moser Acquisition; unexpected future capital expenditures; the effect of the completion of the Moser Acquisition on the parties’ business relationships and businesses generally; potential difficulties in retaining employees as a result of the Moser Acquisition; risks related to future investments in our new distributed power platform; potential negative effects of the completion of the Moser Acquisition on the market price of Atlas’s common stock or operating results; our ability to successfully execute our stock repurchase program or implement future stock repurchase programs; commodity price volatility, including volatility stemming from the ongoing armed conflicts between Russia and Ukraine and Israel and Hamas; increasing hostilities and instability in the Middle East; adverse developments affecting the financial services industry; our ability to complete growth projects on time and on budget; the risk that stockholder litigation in connection with our recent corporate reorganization may result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; the ability of our customers to meet their obligations to us; our ability to maintain effective internal controls; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in Annual Report on Form 10-K, filed with the SEC on February 27, 2024, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any 3 forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022
	(unaudited)	(unaudited)	(unaudited)
Product sales	$128,445	$145,347	$99,988	$515,434	$468,119	$408,446
Service sales	142,893	159,087	41,150	540,523	145,841	74,278
Total sales	271,338	304,434	141,138	1,055,957	613,960	482,724
Cost of sales (excluding depreciation, depletion and accretion expense)	190,967	225,347	66,567	725,196	260,396	198,918
Depreciation, depletion and accretion expense	30,476	26,069	11,625	98,747	39,798	27,498
Gross profit	49,895	53,018	62,946	232,014	313,766	256,308
Selling, general and administrative expense (including stock and unit-based compensation expense of $6,420, $6,289, $3,749, $22,381, 7,409 and $678, respectively.)	25,511	25,463	13,648	106,248	48,636	24,317
Amortization expense of acquired intangible assets	3,743	3,744	—	12,316	—	—
Loss on disposal of assets	—	8,574	—	19,672	—	—
Insurance recovery (gain)	(10,098)	—	—	(20,098)	—	—
Operating income	30,739	15,237	49,298	113,876	265,130	231,991
Interest (expense), net	(12,018)	(11,193)	(2,230)	(38,647)	(7,689)	(15,760)
Other income, net	101	289	(8)	551	430	2,631
Income before income taxes	18,822	4,333	47,060	75,780	257,871	218,862
Income tax expense	4,420	415	11,010	15,836	31,378	1,856
Net income	$14,402	$3,918	$36,050	$59,944	$226,493	$217,006
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC					$54,561
Less: Net income attributable to redeemable noncontrolling interest			313		66,503
Net income attributable to Atlas Energy Solutions Inc.	$14,402	$3,918	$35,737	$59,944	$105,429	$217,006

Net income per common share
Basic	$0.13	$0.04	$0.36	$0.55	$1.50
Diluted	$0.13	$0.04	$0.36	$0.55	$1.48
Weighted average common shares outstanding
Basic	110,216	109,883	99,566	108,235	70,450
Diluted	111,262	111,078	100,242	109,176	71,035

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

( in thousands)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022
	(unaudited)	(unaudited)	(unaudited)
Operating activities:
Net income	$14,402	$3,918	$36,050	$59,944	$226,493	$217,006
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	31,342	26,972	12,266	102,207	41,634	28,617
Amortization of debt discount	1,038	1,045	292	3,573	761	457
Amortization of deferred financing costs	117	122	67	435	337	442
Amortization expense of acquired intangible assets	3,743	3,744	—	12,316	—	—
Loss on disposal of assets	—	8,574	—	19,672	—	—
Stock and unit-based compensation	6,420	6,289	3,749	22,381	7,409	678
Deferred income tax	4,569	154	10,142	15,002	29,201	(2)
Commodity derivatives gain	—	—	—	—	—	(1,842)
Settlements on commodity derivatives	—	—	—	—	—	2,137
Other	62	(906)	(4)	(1,593)	139	293
Changes in operating assets and liabilities:	9,160	35,277	22,941	22,523	(6,947)	(41,774)
Net cash provided by operating activities	70,853	85,189	85,503	256,460	299,027	206,012

Investing activities:
Purchases of property, plant and equipment	(76,431)	(86,276)	(119,793)	(373,983)	(365,486)	(89,592)
Hi-Crush acquisition, net of cash acquired	(11,192)	—	—	(153,425)	—	—
Proceeds from insurance recovery	4,700	10,000	—	14,700	—	—
Net cash used in investing activities	(82,923)	(76,276)	(119,793)	(512,708)	(365,486)	(89,592)

Financing Activities:
Proceeds from term loan borrowing	20,000	(3,039)	—	168,500	—	—
Proceeds from ABL credit facility	20,000	—	—	70,000	—	—
Principal payments on term loan borrowings	(4,452)	(4,333)	—	(14,383)	(16,573)	(28,544)
Issuance costs associated with debt financing	(6)	(37)	—	(1,189)	(4,397)	(233)
Payments under finance leases	(851)	(863)	(69)	(2,625)	(2,001)	(1,010)
Repayment of equipment finance notes	(1,036)	(1,456)		(3,563)	—	—
Dividends and distributions	(26,451)	(25,271)	(20,005)	(96,895)	(62,163)	—
Taxes withheld on vesting RSUs	(2,067)	—	—	(2,067)	—	—
Prepayment fee on 2021 Term Loan Credit Facility	—	—	—	—	(2,649)	—
Net proceeds from IPO	—	—	—	—	303,426	—
Payment of offering costs	—	—	—	—	(6,020)	—
Member distributions prior to IPO	—	—	—	—	(15,000)	(45,024)
Net cash provided by (used in) financing activities	5,137	(34,999)	(20,074)	117,778	194,623	(74,811)
Net decrease in cash and cash equivalents	(6,933)	(26,086)	(54,364)	(138,470)	128,164	41,609
Cash and cash equivalents, beginning of period	78,637	104,723	264,538	210,174	82,010	40,401
Cash and cash equivalents, end of period	$71,704	$78,637	$210,174	$71,704	$210,174	$82,010

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	December 31, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$71,704	$210,174
Accounts receivable, net	165,967	71,170
Inventories, prepaid expenses and other current assets	51,747	37,342
Total current assets	289,418	318,686
Property, plant and equipment, net	1,486,246	934,660
Right-of-use assets	18,666	4,151
Goodwill	68,999	—
Intangible assets	105,867	1,767
Other long-term assets	3,456	2,422
Total assets	$1,972,652	$1,261,686
Liabilities and stockholders' equity
Current liabilities:
Accounts payable, including related parties	119,244	61,159
Accrued liabilities and other current liabilities	80,085	31,433
Current portion of long-term debt	43,736	—
Total current liabilities	243,065	92,592
Long-term debt, net of discount and deferred financing costs	466,989	172,820
Deferred tax liabilities	206,872	121,529
Other long-term liabilities	19,170	6,921
Total liabilities	936,096	393,862
Total stockholders' and members' equity	1,036,556	867,824
Total liabilities and stockholders’ equity	$1,972,652	$1,261,686

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative (gain) loss, other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain prior period non-recurring costs of goods sold are now included as an add-back to adjusted EBITDA in order to conform to the current period presentation and to more accurately describe the Company’s operating performance and results period-over-period.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures and reconstruction of previously incurred growth capital expenditures.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022
Net income	$14,402	$3,918	$36,050	$59,944	$226,493	$217,006
Depreciation, depletion and accretion expense	31,342	26,972	12,266	102,207	41,634	28,617
Amortization expense of acquired intangible assets	3,743	3,744	—	12,316	—	—
Interest expense	12,257	11,831	4,731	43,078	17,452	15,803
Income tax expense	4,420	415	11,010	15,836	31,378	1,856
EBITDA	$66,164	$46,880	$64,057	$233,381	$316,957	$263,282
Stock and unit-based compensation	6,420	6,289	3,749	22,381	7,409	678
Unrealized commodity derivative (gain) loss	—	—	—	—	—	66
Loss on disposal of assets (1)	—	8,574	—	19,672	—	—
Insurance recovery (gain)(2)	(10,098)	—	—	(20,098)	—	—
Other non-recurring costs (3)	—	6,918	441	14,335	4,838	—
Other acquisition related costs (4)	750	2,390	451	19,231	451	—
Adjusted EBITDA	$63,236	$71,051	$68,698	$288,902	$329,655	$264,026
Maintenance Capital Expenditures (5)	$15,302	$12,382	$12,180	$37,562	$38,524	$35,473
Adjusted Free Cash Flow	$47,934	$58,669	$56,518	$251,340	$291,131	$228,553

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022
Net cash provided by operating activities	$70,853	$85,189	$85,503	$256,460	$299,027	$206,012
Current income tax expense (benefit)(5)	(149)	261	868	834	2,177	1,858
Change in operating assets and liabilities	(9,160)	(35,277)	(22,941)	(22,523)	6,947	41,774
Cash interest expense (5)	11,102	10,664	4,371	39,070	16,354	14,904
Maintenance capital expenditures (5)	(15,302)	(12,382)	(12,180)	(37,562)	(38,524)	(35,473)
Other non-recurring costs (3)	—	6,918	441	14,335	4,838	—
Other acquisition related costs (4)	750	2,390	451	19,231	451	—
Insurance recovery (gain)(2)	(10,098)	—	—	(20,098)	—	—
Other	(62)	906	5	1,593	(139)	(522)
Adjusted Free Cash Flow	$47,934	$58,669	$56,518	$251,340	$291,131	$228,553
Adjusted EBITDA Margin	23%	23%	49%	27%	54%	55%
Adjusted Free Cash Flow Margin	18%	19%	40%	24%	47%	47%
Adjusted Free Cash Flow Conversion	76%	83%	82%	87%	88%	87%

(1)

Represents loss on disposal of one of the Company's dredge mining assets at its Kermit facility and loss on disposal of assets as a result of the fire at one of the Kermit plants that caused damage to the physical condition of the Kermit asset group.

(2)	Represents insurance recovery (gain) deemed collectible and legally enforceable as of December 31, 2024 related to the fire at one of the Kermit plants.
(3)	Other non-recurring costs includes costs incurred during our Up-C simplification transaction, temporary loadout, and other infrequent and unusual costs.
(4)	Represents acquisition costs include fees paid to finance, legal, accounting and other advisors, employee retention and benefit costs, and other operational and corporate costs.
(5)	A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022
Maintenance Capital Expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$76,431	$86,276	$119,793	$373,983	$365,486	$89,592
Changes in operating assets and liabilities associated with investing activities (1)	(11,118)	(5,389)	(1,828)	(2,948)	66,132	20,747
Less: Growth capital expenditures and reconstruction of previously incurred growth capital expenditures	(50,011)	(68,505)	(105,785)	(333,473)	(393,094)	(74,866)
Maintenance Capital Expenditures, accrual basis	$15,302	$12,382	$12,180	$37,562	$38,524	$35,473

(1) Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022
Current tax expense reconciliation:
Income tax expense	$4,420	$415	$11,010	$15,836	$31,378	$1,856
Less: deferred tax expense (benefit)	(4,569)	(154)	(10,142)	(15,002)	(29,201)	2
Current income tax expense (benefit)	$(149)	$261	$868	$834	$2,177	$1,858

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Income Expense, Net

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2022
Cash interest expense reconciliation:
Interest expense, net	$12,018	$11,193	$2,230	$38,647	$7,689	$15,760
Less: Amortization of debt discount	(1,038)	(1,045)	(292)	(3,573)	(761)	(457)
Less: Amortization of deferred financing costs	(117)	(122)	(67)	(435)	(337)	(442)
Less: Interest income	239	638	2,500	4,431	9,763	43
Cash interest expense	$11,102	$10,664	$4,371	$39,070	$16,354	$14,904